UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Axon Enterprise, Inc.

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SUPPLEMENT TO PROXY STATEMENT

We have made the following supplemental disclosures to the Proxy Statement. This supplemental information should be read in conjunction with the Proxy Statement and the documents incorporated therein.

This supplement to the Proxy Statement is dated May 19, 2021.

SUPPLEMENTAL DISCLOSURES

The following disclosure supplements the section of the Proxy Statement entitled “Executive Compensation – Summary Compensation Table” on page 35. The following disclosure is inserted replacing the existing language in the second paragraph to footnote 1 to the table.

In December 2017, the Compensation Committee granted PSU awards to management to incentivize performance for the 2020 performance period on revenue growth and profitability, with 80% of the targeted awards based on a revenue performance metric and 20% of the targeted awards based on an EBITDA performance metric. The Compensation Committee and management focus on EBITDA and Adjusted EBITDA metrics due to the inherent difficulty of forecasting certain types of expenses such as stock-based compensation and income tax expense, which affect net income but do not affect Adjusted EBITDA. For example, in 2020 Axon reported a net loss of approximately $2 million, inclusive of a $5 million benefit from income taxes and $134 million in stock-based compensation expense, compared to Adjusted EBITDA of $156 million.

In 2020, at management’s request, the Compensation Committee considered whether to exclude certain expenses from the calculation of EBITDA for the PSU awards. Although the EBITDA performance metric was unlikely to be met, the Committee determined that management had delivered upon the intentions of the Committee in designing and setting the EBITDA metric, which reflected the profitability objectives set by the Board in 2017. The Compensation Committee’s rationale in making this determination was based on its findings and determinations that certain expenses that were incurred during 2020 were not anticipated at the time of determining the award metric and were already being excluded when making business investment and strategic decisions, and therefore should be excluded from the award metric to ensure that management incentives remained properly aligned with these decisions.

The excluded expenses were related to significant non-cash stock-based compensation expenses associated with the 2018 and 2019 adoptions of the CEO Performance Award and eXponential Stock Performance Plan (“XSPP”), both of which were approved by shareholders as unique programs to deliver outsized long-term performance. Additionally, the Company incurred significant expenses associated with FTC litigation in 2020, related to Axon’s 2018 acquisition of Vievu. At the time of the acquisition, management did not anticipate the FTC’s unreasonable challenge.(1)

Accordingly, during 2020, the Compensation Committee modified (2) the 2017 PSU award agreements to exclude those expenses from the definition of EBITDA, as well as the incremental stock based compensation expense associated with the PSU modification itself. This modification was intended to incentivize management to maintain continued expense discipline, remove any inverse cost incentive due to the accounting expense of these programs, and remain focused on long-term performance.

This modification is aligned with the rationale that the Compensation Committee had adopted in setting the EBITDA targets in 2017, which incentivized management to maximize the profit trajectory of the business while also making the optimal balance of investment.

The amount of value delivered to shareholders since 2017 has been exceptional — with Adjusted EBITDA margins climbing from 12% to 23% from 2017 to 2020, representing adjusted EBITDA that nearly quadrupled from $40 million to $156 million in that period, as reported in Axon’s quarterly shareholder letters. During that same period, Axon’s share price grew from $24.10(3) to $122.53(3) and market cap increased to $7.8 billion, outperforming the Russell 2000 and 3000, the S&P 500, and the NASDAQ Composite indexes.

Also from 2018 to 2020, management achieved a 26% compounded annual growth rate on revenue, which exceeded the maximum award level attainment target of 21%. The revenue portion of the award was not modified.

(1) For discussion of the FTC litigation, refer to our Quarterly Report on Form 10-Q filed May 7, 2021, and to our website at www.axon.com/legal/ftc.

(2) In 2020, the Compensation Committee of our Board of Directors modified the definition of a metric for certain of our outstanding PSU awards. We accounted for this change as a Type III modification under ASC 718 since the expectation of the attainment for this metric changed from improbable to probable. Amounts of $2,531,425, $1,012,529, $1,012,529, and $674,952 for Messrs. Smith, Larson, Ahsan, and Isner, respectively, represent the total stock compensation expense resulting from the modification of the award. Notably, at the time the Compensation Committee elected to exclude the cost of the XSPP and CEO award plans, the Committee specifically decided not to exclude other types of stock-based compensation costs associated with hiring and incentivizing talent.

(3) Closing stock prices as of December 4, 2017 (grant date) and December 31, 2020, respectively.

Your Vote Counts! AXON ENTERPRISE, INC. 2021 Annual Meeting Vote by May 26, 2021 11:59 PM ET AXON ENTERPRISE, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 D45515-P51078 You invested in AXON ENTERPRISE, INC. and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 27, 2021. Get informed before you vote View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 13, 2021. If you would like to request a copy of the material(s) at no charge to you for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. Smartphone users Point your camera here and vote without entering a control number Vote Virtually at the Meeting* May 27, 2021 10:00 AM Local Time Virtually at: www.virtualshareholdermeeting.com/AXON2021 *Please check the meeting materials for any special requirements for meeting attendance. V1 For complete information and to vote, visit www.ProxyVote.com Control #

Non-GAAP Measures
To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA and Adjusted EBITDA. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense and pre-tax certain other items (described below).

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.
●	Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	TWELVE MONTHS ENDED
	31 DEC 2020	31 DEC 2017 (1)
EBITDA and Adjusted EBITDA:
Net income (loss)	$(1,724)	$5,207
Depreciation and amortization	12,475	8,041
Interest expense	55	186
Investment interest income	(4,086)	(904)
Provision for (benefit from) income taxes	(4,567)	10,554
EBITDA	$2,153	$23,084

Adjustments:
Stock-based compensation expense	$133,572	$15,610
Loss on disposal and abandonment of intangible assets	320	1,146
Loss (gain) on disposal and impairment of property and equipment, net	1,722	(28)
Transaction costs and adjustments related to investments in unconsolidated affiliates and business acquisitions	1,032	290
Costs related to FTC litigation	19,064	—
Unrealized net gain on investment and warrants in unconsolidated affiliate	(2,055)	—
Adjusted EBITDA	$155,808	$40,102
Net sales	681,003	343,798
Net income (loss) as a percentage of net sales	(0.3)%	1.5%
Adjusted EBITDA as a percentage of net sales	22.9%	11.7%

(1) Amounts for the three and twelve months ended December 31, 2017 have not been adjusted under the modified retrospective method of adoption of Topic 606, and are presented consistent with the prior period amounts reported under ASC 605.